Exhibit 2.5

DESCRIPTION OF SECURITIES

As of June 30, 2026, AUSTRALIAN OILSEEDS HOLDINGS LIMITED (“we,” “us,” “our,” or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): ordinary shares, par value US$0.0001 per share (“Ordinary Shares”), and public warrants, each exercisable for one-half of one Ordinary Share at an exercise price of US$11.50 per whole share (“Public Warrants”). The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our amended and restated memorandum and articles of association of the Company adopted by a special resolution dated March 21, 2024 and effective on March 21, 2024 (the “Amended and Restated Memorandum and Articles of Association”) and the warrant agreement, as assigned to and assumed by the Company, in their entirety for a complete description of the rights and preferences of Company’s securities as well as the Companies Act (Revised) of the Cayman Islands (the “Companies Act”).

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 20-F to which this Description of Securities is an exhibit.

General

The rights of our shareholders are governed by the Companies Act and the Amended and Restated Memorandum and Articles of Association. The following description of the terms of our share capital is not complete and is qualified in its entirety by reference to the applicable provisions of the Companies Act as well as the Amended and Restated Memorandum and Articles of Association, incorporated by reference as Exhibit 1.1 to the Annual Report on Form 20-F of which this Exhibit 2.5 is a part (the “Annual Report”). Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Annual Report.

Authorized and Outstanding Share Capital

Our authorized share capital is US$55,500 divided into 500,000,000 class A ordinary shares, 50,000,000 class B ordinary shares and 5,000,000 preference shares each of a nominal or par value of US$0.0001 per share.

Ordinary Shares

As of June 30, 2026, there were 48,868,604 Ordinary Shares outstanding. All Ordinary Shares are fully paid and nonassessable.

Voting rights. Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall at a general meeting of the Company have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more shareholder present in person or by proxy entitled to vote and who together hold not less than 10 per cent of the paid up voting share capital of the Company. An ordinary resolution requires a simple majority of the votes cast by the shareholders entitled to vote at a general meeting (the “Ordinary Resolution”), and a special resolution requires a majority of not less than two-thirds of such votes (the “Special Resolution”). An Ordinary Resolution or a Special Resolution may also be approved in writing by all of the shareholders entitled to vote at a general meeting. We may by Ordinary Resolution appoint any person to be a director. A director shall hold office until such time as he is removed from office by directors by Ordinary Resolution. The directors shall have power at any time and from time to time to appoint a person as director, either as a result of a casual vacancy or as an additional director, subject to the maximum number (if any) imposed by the Company by Ordinary Resolution. Our directors do not stand for re-election at staggered intervals.

Dividend rights. The directors may from time to time declare interim dividends on shares of the Company in issue and authorize payment of the same out of the funds of the Company lawfully available therefor. Under the laws of the Cayman Islands, the Company may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. The Company may also declare final dividends by Ordinary Resolution, but no dividend may exceed the amount recommended by our board of directors. Any dividend unclaimed after six years from the date of declaration may be forfeited by our board of directors and, if so forfeited, will revert to the Company.

Rights upon liquidation. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Companies Act, divide amongst the members in specie or cash the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

Without prejudice to the rights of holders of shares issued upon special terms and conditions, if the Company shall be wound up, and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. If on a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Other rights. The holders of Ordinary Shares have no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares. In order to comply with any applicable AEOI Laws and, if necessary, to reduce or eliminate any risk that the Company or any of our shareholders are subject to withholding taxes pursuant to FATCA (or any other law) or incur any costs or liabilities associated with any applicable AEOI Laws, the directors may cause the Company to undertake compulsorily redeem or repurchase any or all of the shares held by a shareholder. The directors may issue shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate.

Authorized but Unissued Shares. The authorized but unissued shares of our Ordinary Shares are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. Our board of directors may also, without shareholder approval, issue preference shares in one or more series and determine their designation, voting, dividend, redemption, liquidation, conversion and other rights, which may be greater than the rights of the Ordinary Shares. The existence of authorized but unissued and unreserved Ordinary Shares and preference shares could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action; General Meetings. Our shareholders may act by a resolution in writing signed by all of the shareholders entitled to receive notice of and to attend and vote at general meetings, which is as valid and effective as a resolution passed at a general meeting duly convened and held. Our board of directors may convene a general meeting whenever it thinks fit and must convene a general meeting on the written requisition of shareholders holding not less than 10% of the paid up voting share capital of the Company. If our board of directors does not convene the requisitioned meeting within 21 calendar days after the requisition is deposited, the requisitionists may convene the meeting themselves, such meeting to be convened no less than 30 days from the date of deposit of the requisition, and the Company must reimburse their reasonable expenses. At least five calendar days’ notice (excluding the day that notice is deemed to be given and the day the meeting is to be held) is required for any general meeting. One or more shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy constitute a quorum.

Director Nominations and Shareholder Proposals. Our shareholders may nominate a person for election as a director at an annual general meeting by delivering notice to the Company no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the date of the annual general meeting. No special business shall be transacted at any general meeting without the consent of all members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

Amendment of Amended and Restated Memorandum and Articles of Association; Variation of Rights. Our Amended and Restated Memorandum and Articles of Association may be amended by Special Resolution, subject to the Companies Act and the rights attaching to the various classes of shares. If at any time the share capital of the Company is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied by the board of directors with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the issued shares of that class present in person or by proxy.

Changes in Capital. We may by Ordinary Resolution increase our share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, subdivide our existing shares into shares of a smaller amount, cancel any shares that have not been taken or agreed to be taken by any person and convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination. We may by Special Resolution reduce our share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Limitations on Ownership; Ownership Threshold. There are no limitations under the laws of the Cayman Islands or under our Amended and Restated Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote Ordinary Shares. There are no provisions in our Amended and Restated Memorandum and Articles of Association which require the Company to disclose shareholder ownership above any particular ownership threshold.

Quorum

Our Amended and Restated Memorandum and Articles of Association provide that, at any meeting of the board of directors, a quorum necessary for the transaction of the business of the directors may be fixed by the Directors, and unless so fixed, if there be two or more directors shall be two, and if there be less than two directors shall be one.

No Cumulative Voting

There is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors. The Amended and Restated Memorandum and Articles of Association does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Memorandum and Articles of Association provide that every director (including any alternate appointed), managing director, agent, secretary, assistant secretary or other officer for the time being and from time to time of the Company (but not including the Company’s auditor) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or our affairs in any court whether in the Cayman Islands or elsewhere. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Companies Act. In addition, the Amended and Restated Memorandum and Articles of Association provide that no director, duly appointed alternate, managing director, agent, secretary, assistant secretary or other officer of the Company (but not including the Company’s auditor) shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the Companies Act, with certain exceptions, our shareholders will have appraisal rights in connection with a merger or consolidation of the Company. Section 238 of the Companies Act gives shareholders the right to dissent from a merger or consolidation of a Cayman Islands company and receive the fair value of their shares instead of the merger consideration.

Shareholders’ Derivative Actions

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority”.

Forum Selection

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Our Amended and Restated Memorandum and Articles of Association provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or shareholder of the Company to the Company or the Company’s shareholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our Amended and Restated Memorandum and Articles of Association, or (d) any action asserting a claim governed by the internal affairs doctrine in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction, shall be brought in the federal district court for the district of Delaware; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Trading Symbol and Market

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Capital Market under the symbols “COOT” and “COOTW,” respectively.

Warrants

The Public Warrants were originally issued under the warrant agreement, dated November 9, 2020, between EDOC Acquisition Corp. and Continental Stock Transfer & Trust Company, as assigned to and assumed by the Company pursuant to the Assignment, Assumption and Amendment Agreement dated March 21, 2024 (together, the “Warrant Agreement”). As of June 30, 2026, [9,000,000] Public Warrants were outstanding.

Each Public Warrant entitles its holder to purchase one-half of one Ordinary Share at an exercise price of US$11.50 per whole share, subject to adjustment under the Warrant Agreement, and Public Warrants may be exercised only in multiples of two.

The number of Ordinary Shares issuable upon exercise of the Public Warrants and the exercise price are subject to adjustment under the Warrant Agreement, including upon a reverse share split. The Public Warrants expire at 5:00 p.m., New York City time, on March 21, 2029, or earlier upon redemption or liquidation. The Company may redeem all, but not less than all, of the redeemable Public Warrants for US$0.01 per warrant upon not less than 30 days’ prior written notice, if the last sales price of the Ordinary Shares has been at least US$18.00 per share on each of 20 trading days within a 30 trading day period ending on the third trading day before notice of redemption is given, and a registration statement covering the issuance of the Ordinary Shares underlying the Public Warrants is then in effect. Cashless exercise is available in the circumstances specified in the Warrant Agreement.

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